Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Incentive Award Plan of Ginkgo Bioworks Holdings, Inc. of our report dated February 29, 2024 (except for note 16 and the effects of the reverse stock split as described in note 2, as to which the date is February 25, 2025) with respect to the consolidated financial statements of Ginkgo Bioworks Holdings, Inc. included in its Annual Report (Form 10-K), filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 26, 2026